Exhibit 10.1

COPYRIGHT LICENSE AGREEMENT (AFTERBURNER DATING SYSTEM)

This Copyright License Agreement (the “Agreement”) is entered into as of August 25, 2017 (the “Effective Date”) by and between Adam Watson, an individual (the “Licensor”), and Celebiddy Inc (the “Licensee,” and together with Licensor, each a “Party” and collectively the “Parties”). RECITALS WHEREAS, the Licensor (i) has valuably created intellectual property and a creative work of authorship, (ii) WHEREAS, the Licensor (I) has not registered or (ii) applied for the registration of the software more particularly described as follows: “Afterburner Dating System” (the “AFTERBURNER DATING SYSTEM”); and WHEREAS, the Licensor owns all rights in and to the AFTERBURNER DATING SYSTEM and retains all rights to the AFTERBURNER DATING SYSTEM that are not transferred herein, and retains all common law copyrights and all federal copyrights that have been, or that may be granted by the Library of Congress; and retains all rights to any code, patents, trademarks, and trade secrets. WHEREAS, the Licensor has the right to license others to produce, copy, make, or sell the AFTERBURNER DATING SYSTEM; WHEREAS, the Licensee wants to obtain, and the Licensor has agreed to grant, a license authorizing the use of the AFTERBURNER DATING SYSTEM by the Licensee subject to the terms and conditions of this Agreement; and WHEREAS, each Party is duly authorized and capable of entering into this Agreement. WHEREAS, the Licensee has agreed to make a payment of 10% of the net profits, in exchange for this license, said net profits defined as gross earnings less reasonable expenses.

NOW THEREFORE, in consideration of the above recitals and the mutual promises and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.   GRANT OF LICENSE. Effective as of the Effective Date and subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts, an exclusive, non-transferable license to exercise the rights in the AFTERBURNER Copyright License Agreement (AFTERBURNER DATING SYSTEM) to Date Kickstarter DATING SYSTEM, in any and all media (including but not limited to electronic, print, video, and any other technology now known or that may be developed in the future). The Licensor can sell copies of the AFTERBURNER DATING SYSTEM. The Licensor can not make a web-based implementation of the AFTERBURNER DATING SYSTEM or give permission for a third party to do so.

2.   NO ASSIGNMENT OR TRANSFER. The Licensor hereby acknowledges and agrees that the rights licensed in this Agreement constitute or shall be construed to be an assignment or exclusive license of any or all of the Licensor’s rights in the AFTERBURNER DATING SYSTEM. The Licensor retains ownership of the copyright in the AFTERBURNER DATING SYSTEM, and all rights not expressly granted in this Agreement.

3. CONSIDERATION. As consideration for the assignment of the Authored Works and the Licensor’s representations and warranties, Licensee has agreed to make a payment of 10% of the net profits. Net sales means sales after expenses paid including payroll for company employees, marketing (Web, Radio, TV, Social Media), Legal Fee’s, Taxes, any other relevant costs. Returns and refunds are not a part of net sales.

The Licensee agrees to pay the Licensor $1500 US in advance. This must be paid within 30 days of the Licensor installing the AFTERBURNER DATING SYSTEM and getting it working reasonably well. The Licensee does not pay again until the royalties add up to more than the advance amount.

The Licensee must pay the royalties once a month by wire transfer or another method that both parties agree to.

The Licensee must pay the royalties for sales within 60 days from the end of the month the sale was made in.

The Licensor must give written approval for changes to what is considered net sales and what expenses are included in the calculation.

The Licensor has the right to hire a third party to audit the Licensee to ensure its payments are correct. The Licensee agrees to cooperate with the auditors.

The Licensor will give the Licensee 10,000 shares of stock in the company where the Licensor is using the AFTERBURNER DATING SYSTEM. This must be done before November 1, 2017.

4. DELIVERY OF AFTERBURNER DATING SYSTEM. The Licensor will provide the AFTERBURNER DATING SYSTEM from which the Licensee can use it for the purposes described herein.

5. OWNERSHIP AND USE OF AFTERBURNER DATING SYSTEM. (a) Ownership of AFTERBURNER DATING SYSTEM. The Licensee hereby acknowledges that the Licensor is the owner of the AFTERBURNER DATING SYSTEM and of all associated federal registrations and pending registrations, and the Licensee shall do nothing inconsistent with such ownership. The Licensee further agrees that it will not claim ownership rights to the AFTERBURNER DATING SYSTEM, or any derivative, compilation, sequel or series, or related work owned by or used by the Licensor. The Licensee agrees that nothing in this Agreement shall give the Licensee any right, title, or interest in the AFTERBURNER DATING SYSTEM other than the right to use the same in accordance with this Agreement. (b) Validity of Registrations. The Licensee hereby admits the validity of all copyrights for the AFTERBURNER DATING SYSTEM and all associated registrations and acknowledges that any and all rights that might be acquired by the Licensee because of its use of the AFTERBURNER DATING SYSTEM shall inure to the sole benefit of the Licensor; provided, however, that this subsection (b) shall not entitle the Licensor to all or any portion of the profits or revenues from the Licensee’s permitted uses hereunder, except for the fees described in Section 6 above. Copyright License Agreement (AFTERBURNER DATING SYSTEM) 3 (c) Limitation on Licensee’s Actions. The Licensee agrees that it will not do anything inconsistent with the Licensor’s ownership of the AFTERBURNER DATING SYSTEM, and will not claim adversely to the Licensor, or assist any third party in attempting to claim adversely to the Licensor, with regards to such ownership. The Licensee further agrees that it will not challenge the Licensor’s title to the AFTERBURNER DATING SYSTEM, oppose any registration or re-registrations thereof, or challenge the validity of this Agreement or the grants provided herein or hereunder.

6. REPRESENTATIONS AND WARRANTIES. (a) The Parties each represent and warrant as follows: A. Each Party has full power, authority, and right to perform its obligations under the Agreement. B. This Agreement is a legal, valid, and binding obligation of each Party, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally and equitable remedies). C. Entering into this Agreement will not violate the charter or bylaws of either Party or any AFTERBURNER DATING SYSTEM contract to which that Party is also a party. (b) The Licensor hereby represents and warrants as follows: A. It is the sole owner of all right, title, and interest in and to the AFTERBURNER DATING SYSTEM; B. It has the right to grant permission for use of the AFTERBURNER DATING SYSTEM as specified in this Agreement; C. the AFTERBURNER DATING SYSTEM is original, is not in the public domain, and does not contain anything that is obscene; D. It has not assigned, transferred, exclusively licensed, pledged, or otherwise encumbered the AFTERBURNER DATING SYSTEM or agreed to do so; E. E. The AFTERBURNER DATING SYSTEM code is either written by the Licensor or is used with the permission of its authors.

; Copyright License Agreement (AFTERBURNER DATING SYSTEM) 4 F. It is not aware of any third-party consents, assignments, or licenses that are necessary to perform under this Agreement; and G. It was not acting within the scope of employment of any third party when conceiving, creating, or otherwise performing any activity with respect to the AFTERBURNER DATING SYSTEM purportedly licensed in Section 1.

7. DOCUMENTATION. a. Recordation of Agreement. The Licensor will, as soon as is reasonably possible following a request from the Licensee, provide the Licensee with a complete copy of all documentation (in any format) relating to the AFTERBURNER DATING SYSTEM for the Licensee’s own use, to meet record-keeping requirements of the Licensee, or to allow the Licensee to exercise its rights granted pursuant to this Agreement. The Licensor will also, on request: i. execute and deliver, or cause to be executed and delivered, to the Licensee any additional papers, including any separate licenses of the AFTERBURNER DATING SYSTEM, reasonably necessary to record the license in the United States [and throughout the world]; and ii. generally do all other lawful acts reasonable and necessary to record the Agreement in the United States [and throughout the world]. b. Licensee Assistance in Maintaining Work. The Licensee shall on request give to the Licensor or its authorized representatives any information as to its use of the AFTERBURNER DATING SYSTEM, any Collective Work, or any Derivative Work that the Licensor may reasonably require and will render any (non-monetary) assistance reasonably required by the Licensor in maintaining the AFTERBURNER DATING SYSTEM or any registrations thereof.

8.   Indemnify. The Licensor will indemnify the Licensee against and hold it harmless from: 5 encumbrance, or other obligation to which the Licensor is a party or of which it has knowledge; (c) any claim relating to any past, present, or future use, licensing, sublicensing, distribution, marketing, disclosure, or commercialization of the AFTERBURNER DATING SYSTEM by the Licensor; and (d) any litigation, arbitration, judgments, awards, attorneys’ fees, liabilities, settlements, damages, losses, and expenses relating to or arising from (a), (b), or (c) above. The Licensee is not responsible if a third party takes legal action against the Licensor. However, the Licensor is not responsible if a third party takes legal action against the Licensee regarding the Licensee’s use of the AFTERBURNER DATING SYSTEM to interact with an online dating service.

9.   Licensee Responsibilities

The Licensee must spend at least $2000 US per month on average during the 12 month period starting at the Effective Date after a month when the website goes live. This $2000 must be directly used to operate and grow the business related to the AFTERBURNER DATING SYSTEM.

10. NO IMPLIED WAIVER. The failure of either Party to insist on strict performance of any covenant or obligation under this Agreement, regardless of the length of time for which such failure continues, shall not be deemed a waiver of such Party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation.

However, if the Licensee pays the Licensor less than $1000 US per month on average during any 8 month period which starts after November 12, 2017, this license will no longer be exclusive.

The Licensor must give 30 days notice in writing, during which time the Licensee can pay the outstanding amount and keep the license exclusive.

11. NO AGENCY RELATIONSHIP. This Agreement creates a licensor-licensee relationship between the Parties. Nothing in this Agreement shall be construed to establish a joint venture, agency, or partnership relationship between the Parties.

However, if the Licensee pays the Licensor less than $1000 US per month on average during any 8 month period which starts after November 12, 2017, this license will no longer be exclusive.

13. GOVERNING LAW. This Agreement shall be governed by the laws of the state of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the Parties agree to reimburse the prevailing Party’s reasonable attorneys’ fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing Party may be entitled.

14. COUNTERPARTS/ELECTRONIC SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature.

15.  SEVERABILITY. Whenever possible, each provision of this Agreement, will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

16.  ENTIRE AGREEMENT. This Agreement constitutes the final, complete, and exclusive statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any and all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties.

17.  HEADINGS. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent. [SIGNATURE PAGE FOLLOWS] Copyright License Agreement (AFTERBURNER DATING SYSTEM) 7 IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

LICENSOR
ADAM WATSON:	/s/ Adam Watson	Date:	August 25, 2017
Signature

LICENSEE
Celebiddy Inc:	/s/ John Malek	Date:	8/25/2017
Signature

Copyright License Agreement (AFTERBURNER DATING SYSTEM)

CONFIDENTIALITY ADDENDUM

CONFIDENTIALITY AND NON-DISCLOSURE ADDENDUM TO COPYRIGHT LICENSE
AGREEMENT DATED August 25, 2017 (“the Agreement”)

Pursuant to the Agreement, Adam Watson, an individual (“Disclosing Party” or “Licensor”) has licensed to Celebiddy, Inc., a Delaware Corporation (“Receiving Party” or “Celebiddy”) (altogether the “Parties”), certain intellectual property rights of and relating to Licensor’s Afterburner Dating System (“ADS”).

The licensing arrangement between Disclosing Party and Receiving Party will, once the Parties have executed this document, consist of the Agreement and this Addendum. This Addendum will, upon its signature by the parties, be deemed to form an integral part of the Agreement and references below to “the Agreement” shall, unless the context otherwise requires, be interpreted accordingly. Therefore, words and phrases defined in the Agreement shall have the same meanings in this Addendum unless they are otherwise defined in this Addendum.

Licensor and Celebiddy agree to the following additions and amendments to the Agreement:

WHEREAS, each party is desirous of protecting and preventing disclosure of certain confidential information of and relating to transmission of the ADS, its underlying systems, processes, components, trade secrets and other sensitive material of and relating to the ADS (altogether the “Confidential Materials”); AND

WHERAS, the Parties hereto desire to amend the Agreement so as to prevent unauthorized disclosure of or relating to the Confidential Materials;

NOW, THEREFORE, in consideration of the foregoing and the promises and agreements herein set forth, the Parties agree to amend the Agreement so as to include the following confidentiality and non-disclosure items as further detailed and provided below:

Confidentiality and Non-Disclosure Addendum

1.	APPLICABLE LAW

1.1.	This Agreement shall be governed by the laws of the State of Delaware, without regard to United State’s conflict of laws principles; provided, however, that the determination of whether any Confidential Information (as such term is defined below) qualifies as a trade secret shall be made solely by reference to the law of the jurisdiction in which such Confidential Information is maintained by the Disclosing Party and not by reference to the laws of the State of Delaware.

2.	DEFINITIONS

2.1.	For the purposes of this Agreement, the term, “Confidential Information,” shall mean confidential and/or proprietary information under the ownership or control of one of the parties. The term, “Confidential Information,” expressly excludes information that:

2.1.1.	was in the public domain at the time it was disclosed or falls within the public domain, except through a breach of this Agreement; or

2.1.2.	is or becomes known by the Receiving Party or any of its associated companies from a source other than the Disclosing Party without breach of this Agreement by the Receiving Party; or

2.1.3.	was furnished to a third party by the Disclosing Party without restrictions on the third party’s rights similar to those contained in this Agreement; or

2.1.4.	to the extent that such disclosure shall be required by law by the Receiving Party, but only after the Disclosing Party has been notified in writing by the Receiving Party and has been provided a reasonable opportunity to take appropriate action to protect its legal interest in the Confidential Information.

CONFIDENTIALITY ADDENDUM

2.2.	If only a portion of any Confidential Information falls within any one of the exceptions listed above, the remainder of such Confidential Information shall continue to be subject to this Agreement.

2.3.	For the purposes of this Agreement, the term, “Disclosing Party,” shall mean the party owning or controlling Confidential Information and making such Confidential Information available to the other party.

2.4.	For the purposes of this Agreement, the term, “Receiving Party,” shall mean the party who receives Confidential Information from the Disclosing Party.

3.	LIMITATION ON USE OF CONFIDENTIAL INFORMATION

3.1.	The parties agree that, as between them, the asserted Confidential Information disclosed under this Agreement as it relates to Confidential Information disclosed by Licensor, derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by other persons who can obtain economic value from its disclosure or use.

3.2.	All rights, title, and interest in Confidential Information disclosed pursuant to this Agreement are reserved by the Disclosing Party, and the Receiving Party will not use such Confidential Information disclosed to it by the Disclosing Party to benefit itself or others, except for the limited purposes for which the Confidential Information is disclosed within the context of this Agreement. The Receiving Party will not disclose such Confidential Information to any third party unless and until expressly authorized in writing to do so by the Disclosing Party.

4.	PROTECTION OF CONFIDENTIAL INFORMATION

4.1.	The Receiving Party shall exercise at [east the same standard of care to prevent the disclosure or misuse of the Confidential Information as it exercises to prevent the disclosure or misuse of its own Confidential Information, but in no event shall the Receiving Party exercise less than reasonable care [for example, the Receiving Party could ensure data are protected by locking spreadsheets with a password]. The Receiving Party shall limit dissemination of such Confidential Information to those persons within its organization who have a need to know such information to fulfill the purpose of this Agreement and who agree to be subject to the restrictions of this Agreement. Both parties agree not to disclose the fact or content of any negotiations between them to third parties (other than outside counsel) without the written consent of the other party.

4.2.	The Receiving Party shall aggregate all data disclosed, and emissions estimates will be aggregated with other data provided for the source category. Specific activity data for the Disclosing Party will not be presented or published in the National Inventory, and only the aggregated emissions estimates will be presented.

5.	TERM OF AGREEMENT

The respective obligations of the parties relating to limitations on the use and/or disclosure of Confidential Information under this Agreement shall survive termination of this Agreement.

6.	RETURN OF CONFIDENTIAL INFORMATION

6.1.	All Confidential Information and copies thereof shall be returned to the Disclosing Party at the time this Agreement expires, or earlier at the initiation of the Receiving Party or upon the Receiving Party’s receipt of a written request from the Disclosing Party for the return of such Confidential Information.

CONFIDENTIALITY ADDENDUM

6.2.	The Receiving Party may retain one (1) copy of such Confidential Information for its legal archives, subject to the ongoing restrictions on the use and/or disclosure of the Confidential Information.

7.	SPECIFIC PERSONS TO RECEIVE INFORMATION

7.1.	The following persons are designated as the respective parties’ team leaders to receive and/or disclose the Confidential Information exchanged pursuant to this Agreement:

For Disclosing Party: Adam Watson
For Receiving Party: Mary Malek or John Malek

8.	MARKING OF CONFIDENTIAL INFORMATION

8.1.	Confidential Information developed or disclosed by either party under this Agreement shall be clearly labeled and identified as Confidential Information by the Disclosing Party at the time of disclosure. When written identification of Confidential Information is not feasible at the time of such disclosure, the Disclosing Party shall provide such identification in writing promptly thereafter.

9.	RELATIONSHIP OF THE PARTIES

9.1.	The parties are independent contractors. This Agreement does not create a partnership, joint venture, agency or other similar relationship between the parties. Neither party is authorized solely by means of this Agreement to make any representation, contract or commitment on behalf of the other party, or to otherwise bind the other party in any respect whatsoever.

10.	ENTIRE AGREEMENT

10.1.	Both parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms, and further agree that it is the entire agreement between parties hereto which supersedes all prior agreements, written or oral, relating to the subject matter hereof. No modification or waiver of any provision shall be binding unless in writing signed by the party against whom such modification or waiver is sought to be enforced.

NOW THEREFORE, the parties hereto have caused this Agreement to be duly executed in their names by officials who are duly authorized as of the effective date set forth above.

FOR: DISCLOSING	FOR: RECEIVING
PARTY	PARTY

/s/ Adam Watson	/s/ John Malek
SIGNATURE	SIGNATURE

Adam Watson	Mary Malek, CEO
Celebiddy, Inc.

August 25, 2017	8/25/2017
Date	Date